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                                                                Exhibit 99.8(f)2

                  AMENDMENT TO THE EXPENSE LIMITATION AGREEMENT
                                 SMALL CAP FUND

     This AMENDMENT TO THE EXPENSE LIMITATION AGREEMENT (this "Agreement"), effective this 31st day of December, 2003, amends the Expense Limitation Agreement dated November 17, 1997 by and between Pacific Global Fund, Inc., a Maryland corporation doing business as Pacific Advisors Fund Inc. (the "Corporation"), on behalf of the Small Cap Fund (the "Fund"), and Pacific Global Investment Management Company (the "Investment Manager").

                              W I T N E S S E T H:

     WHEREAS, the Corporation, on behalf of the Fund, and the Investment Manager entered into an Investment Management Agreement dated October 16, 1992 (the "Management Agreement"), pursuant to which the Investment Manager has rendered and will render investment management and advisory services to the Fund for compensation based on the value of the average daily net assets of the Fund; and

     WHEREAS, the Corporation, on behalf of the Fund and the Investment Manager entered into an Expense Limitation Agreement, as amended from time to time, most recently as of November 17, 1997, pursuant to which the Investment Manager waived fees and reimbursed the Fund for certain operating expenses; and

     WHEREAS, Section 2 of the Expense Limitation Agreement, as amended from time to time, provided that the Investment Manger may obtain repayment of some or all of the previously waived fees and reimbursed expenses, subject to specified conditions; and

     WHEREAS, the Corporation and the Investment Manager have determined that it is the best interests of the Fund and its shareholders to terminate such provisions;

     NOW THEREFORE, the parties hereto agree as follows:

     The Expense Limitation Agreement for the Fund is hereby amended effective December 31, 2003 as follows:

     1. PREVIOUSLY WAIVED FEES AND EXPENSE REIMBURSEMENTS BY THE INVESTMENT MANAGER. The Investment Manager's rights under Section 2 of the Expense Limitation Agreement are hereby terminated, and any fees previously waived or expenses reimbursed to the Fund by the Investment Manager prior to effective date of this Agreement are permanently waived by the Investment Manager.

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     IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

ATTEST:                                         PACIFIC GLOBAL FUND, INC.
                                                d/b/a PACIFIC ADVISORS FUND INC.
                                                ON BEHALF OF THE SMALL CAP
                                                FUND


By: /s/ Catherine L. Henning                    By: /s/ Barbara A. Kelley

ATTEST:                                         PACIFIC GLOBAL INVESTMENT
                                                MANAGEMENT COMPANY


By: /s/ William C. Sileo                        By: /s/ George A. Henning

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